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Exhibit 23.2

        [REGIER CARR & MONROE, L.L.P. LETTERHEAD]

Independent Auditors' Consent

To the Board of Directors
Landmark Bancorp, Inc.

        We consent to the use of our report dated October 26, 2000, with respect to the consolidated balance sheet of Landmark Bancorp, Inc. (formerly Landmark Bancshares, Inc.) and subsidiary as of September 30, 2000, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the two years in the period ended September 30, 2000, incorporated herein by reference.

/s/ REGIER CARR & MONROE, L.L.P. Regier Carr & Monroe, L.L.P.

February 11, 2003
Wichita, Kansas

300 WEST DOUGLAS, SUITE 100 * WICHITA, KANSAS 67202-2994 * 316 264-2335 * FAX 316 264-1489
 WICHITA * TUCSON * TULSA
www.rcmllp.com

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Independent Auditors' Consent